EXHIBIT 23(a)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement of General Motors Corporation on Form S-8 of our report dated March 10, 2004 appearing on page II-23 of the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2003.

This report expresses an unqualified opinion and includes an explanatory paragraph relating to: (1) the consolidation of certain variable interest entities to conform to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," (2) the expensing of the fair market value of newly granted stock options and other stock-based compensation awards issued to employees to conform to Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and (3) the change in the method of accounting for goodwill and other intangible assets to conform to SFAS No. 142, "Goodwill and Other Intangible Assets," as described in Note 1.


/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP

Detroit, Michigan
November 18, 2004



































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